Exhibit 10.6
FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT
2247 Lindsay Way, Glendora
     THIS FIRST AMENDMENT TO COMMERCIAL LEASE AGREEMENT (this “Amendment”) is entered into effective as of June 30, 2006, by and between M&D Investments, a California General Partnership doing business as P.A.N.D.A. Investments (“Landlord”), and Parke Industries, LLC, a California limited liability company previously known as Parke Acquisition, LLC (“Tenant”), with reference to the following facts:
RECITALS
     A. Landlord and Parke P.A.N.D.A. Corporation, a California corporation doing business as Parke Industries, Inc. (“Original Tenant”), were parties to that certain Commercial Lease Agreement dated for reference purposes December 15, 2005 (the “Original Lease”), affecting 5000 square feet (the “Original Square Footage”) constituting the Premises located in that certain commercial and industrial building at the real property commonly known as at 2247 Lindsay Way, Glendora, California . Capitalized terms used in this Amendment and not defined herein shall have the same definitions as set forth in the Lease.
     B. Concurrently herewith, Original Tenant has merged into Tenant and as part of that transaction, Landlord and Tenant desire to amend the Lease in order to, among other things, extend the Term and modify the Rent to be paid by Tenant during the remainder of the term, as extended.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Extension of Term. Landlord and Tenant agree that the term is hereby extended an additional three (3) years and that Section 2. A. of the Lease is hereby amended to provide that the Lease shall terminate on December 31, 2009, unless sooner terminated in accordance with the terms of the Lease
     2. Rent. Commencing January 1, 2007, and continuing thereafter, the monthly Base Rent for the Original Square Footage under the Lease shall increase by three percent (3%) each year so that (a) the monthly Base Rent for the Original Square Footage during 2007 shall be $3605; (b) the monthly Base Rent for the Original Square Footage during 2008 shall be $3713.15; and (c) the monthly Base Rent for the Original Square Footage during 2009 shall be $3824.55.
     3. Additional Space. If additional space is available for rent at the facility where the Premises are located, Tenant shall have the option, exercisable upon ten days written notice to Landlord, to rent the space on the same terms and conditions stated in the Lease, as amended by this Amendment, at the monthly rental rates for such additional square footage provided hereinafter and such additional square footage shall be included in the definition of the Premises and the amount of such additional rent shall be included in the definition of Base Rent for purposes of the Lease.. The following monthly rental rate per square foot shall apply to such additional square footage with three percent (3%) annual increases after 2006: (a) for the year 2006, the monthly rental rate for office space shall be $1.10 per square foot and for warehouse space shall be $0.50 per square foot; (b) for the year 2007, the monthly rental rate for office space shall be $1.13 per square foot and for warehouse space shall be $0.52 per square foot; (c) for the year 2008, the monthly rental rate for office space shall be $1.16 per square foot and for warehouse space shall be $0.53 per square foot; (d) for the year 2009, the monthly rental rate for office space shall be $1.20 per square foot and for warehouse space shall be $0.55 per square foot.
     4. Construction. Headings at the beginning of each Section of this Amendment are solely for the convenience of the parties and are not part of this Amendment.
     5. Ratification. Except as otherwise specifically amended herein, the Lease is and shall remain in full force and effect according to its terms. In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall control.
     6. Authority. Landlord and Tenant each represent and warrant to the other that the individual(s) executing this Amendment on their respective behalf has been duly authorized to take such action.
     7. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties have caused their duly authorized officer(s), member(s) or partner(s) to execute and deliver this Amendment effective as of the date first set forth above.

“LANDLORD”	M&D Investments, a California General Partnership
doing business as P.A.N.D.A. Investments

	By:	/s/ Daniel Parke Daniel Parke, General Partner

“TENANT”	Parke Industries, LLC, a California limited liability
company

	By:	/s/ Jeffrey Mistarz Jeffrey Mistarz, Manager

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